Exhibit 23.2

1295 Northern Boulevard

Manhasset, New York 11030

(516) 365-6272 • Fax (516) 365-6287

April 10, 2013

US AIRWAYS, INC.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Re:	Preliminary Prospectus Supplement (Class A Certificates and Class B

Certificates), dated April 10, 2013, to the Prospectus dated May 25, 2012,

included in Registration Statement No. 333-181718 of US Airways Group, Inc.

Ladies & Gentlemen:

We consent to the use of the report, dated as of March 18, 2013 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

[Signature Page to Follow]

Sincerely,

BK ASSOCIATES, INC.

/s/ R. L. Britton
R. L. Britton
Vice President
ISTAT Senior Certified Appraiser

RLB/kf